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                          EXCELSIOR TAX-EXEMPT FUNDS, INC.
                                  AMENDMENT NO. 1
                                         TO
                                 CUSTODY AGREEMENT

     WHEREAS, Excelsior Tax-Exempt Funds, Inc. ("the Fund") and The Chase Manhattan Bank ("the Bank") desire to amend the Custody Agreement (the "Agreement") dated as of September 1, 1995 (as amended and restated on August 1,
1997) by and between them to change the time period required for notice of termination of the Agreement from 60 to 45 days.

     NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree that the Agreement is amended as follows:

     1.   Paragraph No. 17 shall henceforth read:

          "17. TERMINATION. This Agreement may be terminated by the Fund or the Bank by 45 days' written notice to the other, sent by registered mail. If notice of termination is given by the Bank, the Fund shall, within 60 days following the giving of such notice, deliver to the Bank a certified copy of a resolution of the Board of Directors of the Fund specifying the names of the persons to whom the Bank shall deliver such Securities and cash, after deducting therefrom any amounts which the Bank determines to be owed to it under Section 15 hereof. If within 60 days following the giving of a notice of termination by the Bank, the Bank does not receive from the Fund a certified copy of a resolution of the Board of Directors of the Fund specifying the names of the persons to whom the cash in each Deposit Account shall be paid and to whom the Securities in each Custody Account shall be delivered, the Bank, at its election, may deliver such Securities and pay such cash to a bank or trust company doing business in the State of New York and qualified as a custodian under the Investment Company Act of 1940 and other applicable rules and regulations to be held and disposed of pursuant to the provisions of this Agreement, or to Authorized Persons, or may continue to hold such Securities and cash until a certified copy of one or more resolutions as aforesaid is delivered to the Bank. The obligations of the parties hereto regarding the use of reasonable care, indemnities and payment of fees and expenses shall survive the termination of this Agreement, and the obligations of each Portfolio of the Fund to indemnify and/or hold harmless other persons or entities under this Agreement shall be the several (and not the joint or joint and several) obligation of each Portfolio of the Fund."


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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of July 31, 1998.



                                   EXCELSIOR TAX-EXEMPT FUNDS, INC.


                                   By:  /s/ F. S. Wonham
                                        ---------------------------

                                   Title:  President and Treasurer
                                           ------------------------


                                   THE CHASE MANHATTAN BANK


                                   By:  /s/ Donald P. Hearn
                                        ---------------------------

                                   Title: Senior Vice President
                                          -------------------------